Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT
-----------------------------


We consent to the incorporation by reference in the Registration Statements of Netsmart Technologies, Inc. (the "Company") on Form S-3 (File Nos. 333-104565 and 333-91907) and Form S-8 (File Nos. 333-111389, 333-96015 and
333-101474) of our report dated February 15, 2002 on our audit of the consolidated financial statements of the Company for the year ended December 31, 2001, which report is included in this Annual Report on Form 10-K. In addition, we consent to the reference to us under the heading "Experts" in the Registration Statements on the above Forms S-3.


/s/ Eisner LLP
-------------------------
Eisner LLP
New York, NY
March 19, 2004